Exhibit 99.2

Press Release #201723	FOR IMMEDIATE RELEASE	NOVEMBER 2, 2017

Enertopia Retains FronTier Merchant Capital Group For IR and Marketing

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has engaged FronTier Merchant Capital Group.

Enertopia Corp has engaged FronTier Merchant Capital Group to provide investor relations (IR) and marketing services. FronTier is an investor relations group with a home office in Toronto, Canada. FronTier will assist the company by increasing market awareness for the company using a number of financial market communications initiatives, including facilitating in-person introductions for the company with institutional and retail brokers in Toronto and other financial capitals, and through media distribution on national television, radio and multiple on-line channels.

Under the terms of the engagement, FronTier has been retained for a 12-month period at $87,000 (plus applicable sales tax) per annum plus direct expenses. The company will also grant 300,000 stock options to FronTier and 500,000 stock options to a director of the Company at an exercise price of 5 cents USD expiring 5 years from the date of grant.

FronTier and its related companies currently own a total of 2.6 million common shares of Enertopia Corporation and 2.1 million common share warrants.

“Enertopia looks forward to working with FronTier Merchant Capital Group in creating awareness for our Clayton Valley lithium project which implements a modern technology to create a better way to mine and protect our environment. We are enthusiastic in becoming the leaders in this mining method,” Stated President and CEO Robert McAllister

About Enertopia

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412 This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its technology, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. There can be no assurance that in FronTier Merchant Capital Group presenting the Company’s story that it will have will have a positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release